Exhibit 99.1

HIRU Group Corp. – General Update

PHOENIX, AZ - April 16, 2021 – Hiru Corporation. (the “Company” or “HIRU” - Pink Sheets Alternative Reporting Pink: HIRU) – HIRU would like to provide a general update to the public regarding its current corporate status.

Kathryn Gavin (President and CEO of the Company), states…”We are pleased to announce we have successfully filed the required documents and paid the appropriate fees to become current and on good standing with the Secretary of State, State of Georgia. HIRU has also made application with OTC Markets, Inc. (“OTC Markets”). As part of this process, we have also filed a corporate update with the Securities and Exchange Commission with the filing of a Form 8-K Current Report in March 2021.”

Upon filing of an application with OTC Markets, it takes approximately four to six weeks to get issued the appropriate filing codes to allow HIRU to download all delinquent quarterly reports as well as the required attorneys letter that is required.

Ms. Gavin further stated…”We expect to have the filing codes issued no later than the end of April 2021 based upon discussions with OTC Markets. HIRU already has all required quarterly filings prepared and our new corporate counsel, Donald Keer, will prepare and file the attorney letter when required. Upon receipt of the required codes from OTC Markets, HIRU will immediately download the quarterly filings to become a fully compliant, Pink Sheet alternative issuer which is the first step in becoming Pink Sheet Current and getting the “Caveat Emptor” warning issued by OTC Markets removed.”

HIRU has set up a Twitter account (@hirucorp) and Facebook account (under Hirucorp) with plans to have an active social media program moving forward in an effort to effectively disseminate material information to the public in an expeditious and quick manner.

About Us

HIRU Corporation, a Georgia Corporation, is a public quoted Pink Sheet issuer under the ticker symbol “HIRU”. Currently, HIRU currently is an operating company with a new management team.

Forward Looking Statement

Certain statements that we make may constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. The statements contained herein may contain certain forward-looking statements relating to HIRU that are based on the beliefs of HIRU’s management as well as assumptions made by and information currently available to HIRU’s management. These forward-looking statements are, by their nature, subject to significant risks and uncertainties. These forward-looking statements include, without limitation, statements relating to the HIRU’s business prospects, future developments, trends and conditions in the industry and geographical markets in which HIRU operates, its strategies, plans, objectives and goals, its ability to control costs, statements relating to prices, volumes, operations, margins, overall market trends, risk management and exchange rates.

Source

Hiru Corporation

3331 N 35th Ave

Phoenix, AZ 85107